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                                                                    EXHIBIT 16.2

May 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second paragraph included in the Form S-1 under Change in Independent Auditors of Aderis Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the second sentence. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. Kenneth L. Rice Jr., Aderis Pharmaceuticals, Inc.